EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into this 5th day of March, 2025 by and among ERIC TAN (“Seller”) and BANK OF GLEN BURNIE, a Maryland chartered bank (“Purchaser”).

EXPLANATORY STATEMENT

A. The Seller is the sole shareholder of VA Wholesale Mortgage Incorporated, a Virginia corporation (the “Corporation”). The Corporation provides residential mortgage banking services, including but not limited to lending, brokerage and advisory services to the general public. The business of the Corporation trades as “VA Wholesale Mortgage” (“Business”). The Business has substantially been operated by the Seller since 2019 so Seller is aware of the day to day operations of the Business and is in a position to make representations and warranties herein.

B. The Seller owns of record and beneficially and in the aggregate One Hundred Percent (100%) of the shares of stock of the Corporation (such shares shall be hereinafter collectively referred to as the “Seller’s Shares”). The Seller’s Shares constitute all of the issued and outstanding capital stock of the Corporation.

C. The Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Seller’s Shares on the terms and subject to the conditions hereinafter contained.

NOW THEREFORE, in consideration of the Explanatory Statement that shall be deemed to be a substantive part of this Agreement, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.              Purchase and Sale of the Seller’s Shares.

1.1.          Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller the Seller’s Shares.

1.2.          Purchase Price of Seller’s Shares.

1.2.1.       The total purchase price (“Purchase Price”) for the Seller’s Shares that shall be paid at the Closing on the Closing Date by the Purchaser to the Seller shall be Seven Hundred Fifty Thousand Dollars ($750,000) which shall be paid to Seller upon execution of a promissory note (“Note”) in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) with a thirty six (36) month term. A copy of the Note to be executed at Closing is attached hereto as Exhibit 1 and is incorporated herein by reference. The Loan shall not bear interest and shall be forgiven each month, (1/36th of the balance shall be forgiven each month during the term of the Loan, subject to the provisions of the Note, described herein), during the term of the Note. The Purchase Price shall be paid by wire transfer of immediately available funds to the law firm of Shulman Rogers, or as otherwise directed by Milestone Mergers, LLC.. Shulman Rogers shall distribute payment of the Purchase Price in accordance with this Agreement and any other agreement between Milestone Mergers, LLC, Seller and Purchaser.

1.2.2.       The Seller shall deliver to the Purchaser at the Closing on the Closing Date, concurrently with the payment of the Purchase Price, all of the issued and outstanding shares of the Corporation, being one hundred (100) shares, evidenced by one or more stock certificates issued to the Seller and representing the Seller’s Shares owned of record and beneficially by the Seller, duly endorsed in blank, or accompanied by assignments separate from certificate duly endorsed in blank.

1.2.3.       The Corporation shall operate in its customary fashion between the date of this Agreement and Closing.

1.3.          Post Closing Payments.

1.3.1.       No payment of any amount pursuant to this Section 1.3. shall be due from Purchaser to Seller, if, at or prior to the time such payment becomes due, Seller is not in compliance with the terms of the Note and Employment Agreement, both described herein.

1.3.2.       Purchaser shall pay Seller a post-closing payment of thirty-three percent (33%) of net earnings of the Corporation plus an additional 4 basis points (.04%) on closed loan volume of the Corporation for a period of three (3) years from the Closing Date. Payments due under Section 1.3 shall be made to Seller on or about April 1st of each year, or as soon as possible after calculating the Corporation’s net earnings and closed loan volume.

1.3.3.       With respect to the payments under this Section 1.3. that are due for the years 2025, 2026, and 2027, Purchaser shall deliver to Seller a statement setting forth Purchaser’s calculation of the applicable amounts due (each statement, an “Earnout Statement”). Each Earnout Statement shall be delivered as promptly as practicable after the Corporation finalizes its financial results for the relevant calendar year, or portion of calendar year-end period. Notwithstanding anything else contained herein to the contrary, net earnings for 2025 shall be calculated from the date of Closing through the end of calendar year 2025.

1.3.3.1.       Seller shall review each Earnout Statement within thirty (30) days following receipt thereof. During such time, Seller shall have the opportunity to ask questions of and request additional information from Purchaser relating to the Earnout Statement as may be reasonably necessary to permit Seller to review and verify the accuracy of the same and Purchaser shall promptly respond to Seller's inquiries, if any. In the event that Seller agrees with Purchaer’s calculation of the applicable payment or payments, as the case may be, as set forth on any Earnout Statement (or fails to object within the time period specified below), then the 2025, 2026 and 2027 Earnout Payment, as the case may be, shall be as determined pursuant to the applicable Earnout Statement. If Seller disagrees with Purchaser’s calculation of any such amount as set forth on the Earnout Statement, then Seller shall deliver written notice of such objections to Purchaser before the expiration of such thirty (30) day review period. Purchaser and Seller shall in good faith attempt to agree upon the applicable payment or payments within ten days after the receipt by Purchaser of Seller's objection notice delivered pursuant hereto (the “Negotiation Period”).

If Purchaser and Seller agree upon the applicable payment or payments within the Negotiation Period, then the 2025, 2026 and 2027 Earnout Payment, as applicable, shall be equal to the amount agreed upon by them. If Purchaser and Seller are unable to agree upon the applicable payment or payments within the Negotiation Period, then the applicable Earnout Statement and this Agreement shall be reviewed by Purchaser’s independent auditor (the “Auditor”) to promptly, and within thirty (30) days after such engagement, provide a report that sets forth the amounts of the disputed items and calculating the applicable 2025, 2026 and 2027 Earnout Payment. In making such calculation, the Auditor shall make a determination only of the remaining disputed items not resolved by the parties and in the case of all other amounts shall use the amounts which are agreed upon by the parties (except to the extent the resolution of the disputed items directly affects such other items). The Auditor's report and conclusions with respect to such matters shall be final and binding on the parties hereto. The cost of the Auditor's review and report shall be borne by the party or parties against whom such disagreement is in large part resolved. If the Auditor's report does not substantially favor any of the parties, such costs shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. In all events, the Auditor shall determine the assessment of such costs.

2.             Closing. The closing of the purchase and sale of the Seller’s Shares provided for by this Agreement (such closing shall be hereinafter referred to throughout this Agreement as the “Closing”) shall take place at a location selected by Purchaser, on or before March 28, 2025, unless this Agreement is otherwise terminated by mutual agreement of the parties or as may otherwise be terminated. The date of the Closing is referred to throughout this Agreement as the “Closing Date”.

3.              Representations and Warranties.

3.1.          Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that as of the date hereof and as of Closing:

3.1.1.       Ownership of the Seller’s Shares. The Seller is the sole and exclusive record and beneficial owner of that number of the Seller’s Shares as is set forth in Section 1.2.2. of this Agreement. The Seller possesses good and merchantable title to the Seller’s Shares, and owns the Seller’s Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. The Seller has the absolute and unconditional right to sell, assign, transfer and deliver the Seller’s Shares to the Purchaser in accordance with the terms of this Agreement. There are no outstanding pre-emptive rights, stock options or any agreements whatsoever with respect to the issuance of additional stock by the Corporation.

3.1.2.       Due Organization; Good Standing; Authority of the Corporation. The Corporation is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the Commonwealth of Virginia and neither the Corporation nor Seller are in bankruptcy proceedings. The Seller has full right, power, and authority to own its property and assets, and to carry on the Business. A complete and correct copy of the Corporation’s articles of incorporation, as amended to the date of this Agreement, (such articles of incorporation shall be hereinafter referred to as the “Charter”) certified by the Commonwealth of Virginia State Corporation Commission (such department shall be hereinafter referred to as the “Commission”) and by-laws, as amended to the date of this Agreement, (such by-laws shall be hereinafter referred to as the “By-Laws”), is attached to this Agreement as Exhibits 2 and 3, respectively, and is incorporated by reference herein. The Charter and the By-Laws are in full force and effect, and the Corporation is not in breach or violation of any of the provisions thereof. The minute book of the Corporation containing the minutes of the meetings of the stockholders of the Corporation and the board of directors of the Corporation, which will be made available to the Purchaser for examination, is complete, correct and accurately reflects all proceedings of the stockholders of the Corporation and the board of directors of the Corporation.

3.1.3.       Validity of Agreement. The Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

3.1.4.       Capitalization; Stock; Related Matters. The Corporation’s authorized capital stock consists of _______________ (____) shares of stock, with no par value, of which One Hundred (100) shares, namely, the Seller’s Shares, are issued and outstanding and owned of record and beneficially by Seller. The Seller’s Shares have been duly, legally and validly issued, and are fully paid and non-assessable. Delivery of the Seller’s Shares by the Seller to the Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to the Purchaser full and entire legal and equitable title to One Hundred Percent (100%) of the issued and outstanding capital stock of the Corporation.

3.1.5.       Conduct of the Business in Compliance with Regulatory and Contractual Requirements. The Seller has conducted and is conducting the Business in compliance with all applicable Laws of all governments and governmental agencies and Governmental Authorities. Neither the assets owned, leased, operated or occupied by the Corporation, nor the use, operation or maintenance thereof, (i) violates any laws of any government or governmental agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

3.1.6.       Licenses; Permits; Related Approvals. The Corporation possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (such licenses, permits and related approvals shall be hereinafter collectively referred to as “Permits”) of all governments, governmental agencies and Governmental Authorities lawfully required to enable the Corporation to conduct the Business. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits are pending or threatened. A list of the Permits is attached hereto as Exhibit 4 and incorporated by reference herein.

3.1.7.       Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation by any government, governmental agency, Governmental Authority or other person (I) pending to which the Seller or the Corporation are a party, (ii) threatened against or relating to the Seller or the Corporation or any of the Seller’s or the Corporation’s assets or Business, (iii) challenging the Seller’s or the Corporation’s right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, (iv) asserting any right with respect to any of the Seller’s Shares, or (v) threatened against or relating to the Corporation’s origination or sale of any loans and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

3.1.8.       Liabilities. Except as disclosed in this Agreement, the Corporation has no liabilities or obligations of any nature or kind due to any bank, or any other creditor, whether accrued, absolute, contingent, or otherwise, except as listed on Exhibit 5 attached hereto and incorporated herein by reference.

3.1.9.       Tax Matters. The Seller has duly and timely filed all Tax Returns, information returns, and reports required to be filed by the Corporation. Except for accruals for payroll taxes payable, income taxes payable, and deferred taxes as set forth in the Corporation’s financial statements, Seller has caused the Corporation to have paid in full all Taxes (including Taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by the Corporation to all taxing authorities. All claims by the IRS or any state taxing authorities for Taxes due and payable by the Corporation have been paid by the Corporation.

3.1.10.     Condition of Personal Property. Attached hereto as Exhibit 6 and incorporated by reference herein is a true, correct and complete list of substantially all personal property, owned by the Corporation or used by the Corporation in the conduct of Business, including, but not limited to, all equipment, furniture, machinery and fixtures, (such personal property shall be hereinafter collectively referred to as the “Personal Property”). The Corporation has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances. All of the Personal Property is in working condition, fit for its intended purposes, and is adequate for the continuation of the Business.

3.1.11.     Contracts and Leases. Attached hereto as Exhibit 7 and incorporated by reference herein is a true, correct and complete list and copy of all material contracts (including any agreements with insurance providers) insurance policies (both current and those that were in effect over the last three (3) years) and leases (the “Leases”) arising out of or related to the Business under which the Corporation is liable (such contracts and Leases shall be hereinafter collectively referred to as the “Contracts”). Each of the Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Corporation against the other party thereto in accordance with its terms. The Corporation does not have any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Contracts. No party to any of the Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Corporation or any other party to or under any of the Contracts except as may otherwise be noted in the attached Exhibit 7. The execution, acknowledgment, sealing, delivery and performance of this Agreement by the Seller and the Corporation and the consummation of the transactions contemplated by this Agreement (I) will not result in the breach or termination of or constitute a default under any Contract, (ii) does not require the consent of any party to a Contract, except as may be required under the Leases, or any other person for whose benefit a Contract was executed, and (iii) will not give any such party or person the right to terminate any Contract. All payments required to be made pursuant to the Contracts by parties to the Contracts, and other persons for whose benefit Contracts were executed, have been paid in full through the Closing Date. The Contracts are in compliance with all applicable laws of all governments and governmental agencies.

3.1.12.     Employee Relations and Employment Agreements.

3.1.12.1.     The Corporation has not entered into any employment agreement and all employees can be terminated at will.

3.1.12.2.     The Corporation has paid all wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date.

3.1.13.     No substances which are considered to be pollutants or hazardous materials or hazardous waste under federal or state Laws have been disposed of on any premises within which the Business operates or have been produced, stored, used or handled by the Business, or transported to or from any premises within which the Business is conducted in a manner which violated any Laws.

3.1.14.     The Seller and the Corporation covenant, promise and agree that from the date hereof and until the Closing, under the day-to-day management of Seller of the Corporation’s Business::

3.1.14.1.     To continue to operate the Business diligently; and not take any action, omit to take any action, or engage in any transaction other than in acts or transactions in the ordinary course of Business as the Business has been operated historically.

3.1.14.2.     To preserve the Business and preserve the relationship of the Business with suppliers, customers and others.

3.1.14.3.     To maintain and continue normal and usual maintenance and repair of the equipment and the leasehold improvements.

3.1.14.4.     To cooperate with the Purchaser to achieve an orderly transition of the Business to the Purchaser.

3.1.14.5.     To pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by the Corporation in respect to its Business and the assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

3.1.14.6.    To pay all wages, bonuses, commissions and other employment benefits and sums (and all required Taxes, insurance and withholding thereon) including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to the Corporation’s employees through the Closing Date.

3.1.14.7.     To maintain in effect all insurance policies and other employee benefits covering any employee claims which may be incurred through the Closing Date.

3.1.14.8.     To fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Seller and the Corporation prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to the Purchaser's obligations to close hereunder at the Closing on the Closing Date.

3.1.14.9.     To exert its best efforts to prevent the occurrence of any event which could result in any of its representations contained in this Agreement not being true, correct and complete at or as of the time immediately after the occurrence of such event, and the Seller shall promptly notify the Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations to become not true, correct and complete or which could interfere with or prevent the consummation of the transactions contemplated hereby.

3.1.15.     The Corporation has no subsidiaries and is not a partner, member, joint venturer, or participant with any other individual or entity in any other business.

3.2.          Financial Statements; Internal Controls; Books and Records

3.2.1.       Without limitation of the foregoing, the allowances for loan losses and any reserves for representations and warranties reflected in the consolidated balance sheets included in the Corporation’s financial statements given to Purchaser were calculated in accordance with GAAP. All such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of the Corporation, and recourse obligations in respect of any sold loan in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Seller which would cause the Corporation to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date. For the purposes of this Section, recourse obligations in respect of any Corporation sold loan shall include, but not be limited to, losses due to (x) puts for repurchase by the Corporation related to any Corporation sold loan and (y) claims for indemnification related to any Corporation sold loan.

3.2.2.       The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) the transactions of the Corporation are recorded as necessary to permit preparation of the financial statements of the Corporation and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.2.3.       The books of account and other similar financial books and records of the Corporation have been maintained, in all material respects, in accordance with good business practice in the industry in which it operates, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which it operates to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to Purchaser.

3.3.          Loans, Lending Authority; Sold Loans.

3.3.1.       Each loan of the Corporation for purposes of this Agreement (“Loan”): (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any Lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

3.3.2.       The Corporation, to the extent required for the conduct of its mortgage lending business as conducted on the date of this Agreement, is not suspended (i) by the Federal National Mortgage Association (the “FNMA”) and by the Federal Home Loan Mortgage Corporation (the “FHLMC”) as an approved seller/servicer of first lien residential mortgages; (ii) by the Federal Housing Administration (the “FHA”) as an approved non-supervised mortgagee for FHA loans, (iii) by the U.S. Department of Veterans Affairs (the “VA”) as an approved lender for VA loans, (iv) by the Rural Housing Service of the U.S. Department of Agriculture (the “RHS”) as an approved lender for RHS loans, (v) by the Maryland Department of Housing and Community Development (the “MDHCD”) as an approved lender for MDHCD loans and (vi)by the relevant housing development authority for each other jurisdiction in which it makes or offers housing development loans. The Corporation is not aware of any intention of any entity to terminate or restrict the approvals described in the preceding sentence.

3.3.3.       Each Loan was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Homeowners Protection Act and the regulations promulgated thereunder, and any other applicable federal and state fair lending laws and regulations.

3.3.4.       No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan exists, and the Corporation is not aware of any borrower's inability to repay any of such Loan when due, whether or not such borrower is currently in default, except as reflected on the Corporation's classified asset schedule.

3.3.5.       The Corporation is not a party to any oral loan or oral extension of credit and is not a lender under a loan or other extension of credit that is not secured by a lien on or other security interest in real estate.

3.3.6.       Except as set forth on Schedule 3.3(f) of the Disclosure Schedules, the Corporation has no liability or obligation, and no events have occurred and no threats have been made which would require the Corporation to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of Corporation's mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by the Corporation) (the “Corporation Sold Loans”), or to make any payment on any Corporation Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any Corporation Sold Loan in respect of such Corporation Sold Loan, or is otherwise subject to any liability or recourse in respect of any Corporation Sold Loan. The Corporation has no liability to any borrower as a result of the manner in which a Corporation Sold Loan was originated. Schedule ___of the Disclosure Schedules sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of the Corporation Sold Loans resulting in such liability and the identity of the party to whom the Corporation may have such liability.

3.3.7.       No Corporation Sold Loan was originated in violation of the representations and warranties of the Corporation contained or incorporated by reference in any contract or agreement pursuant to which such the Corporation Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the Corporation Sold Loan, the loan collateral, the borrower, or the credit-worthiness of borrower, and any representation or warranty of the Corporation regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Corporation Sold Loan, any subsequent purchaser, securitizer or guarantor of such Corporation Sold Loan (including but not limited to the FNMA, the FHLMC, the Government National Mortgage Association, the FHA, or the VA) to regard such Corporation Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such Corporation Sold Loan to be materially adversely affected.

3.4.          Absence of Undisclosed Liabilities. The Corporation does not have any liabilities, except for liabilities (i) reflected or reserved against in the Corporation’s financial statements, (ii) that have been incurred since November 30, 2024 and are disclosed in Schedule 3.4 of the Disclosure Schedules, or (iii) contractual obligations not involving any breach or default on the part of the Corporation.

3.5.          Conduct of Business. Since December 31, 2019, (i) the Corporation has conducted its businesses only in the ordinary course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or could reasonably be expected to have or result in a Material Adverse Effect of the Corporation.

3.6.          Taxes.

3.6.1.       The Corporation has timely filed all Tax Returns that are required to be filed by it, and all such Tax Returns are true, complete, and correct in all material respects. All Taxes due and owing by the Corporation and the Seller (whether or not shown on any Tax Return) have been timely paid. For each taxable year or period (“Tax Period”) of the Corporation ended on or after December 31, 2019, Seller has made available to Purchaser correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Corporation.

3.6.2.       No Taxing Authority is now asserting or, to the Knowledge of Seller (upon due inquiry of any Corporation employee responsible for Tax matters), threatening to assert against the Corporation or the Seller any deficiency or claim for additional Taxes. Except as set forth in Schedule 3.6(b) of the Disclosure Schedules, there are no current audits of any Tax Return filed by the Corporation or the Seller, and neither the Corporation nor the Seller has received from any Taxing Authority (including a Taxing Authority in a jurisdiction where the Corporation does not file Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Corporation. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Corporation or the Seller is in force. No waiver or agreement by the Corporation is in force for the extension of time for the assessment or payment of any Taxes.

3.6.3.       The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other third party, and complied with all information reporting and backup withholding provisions of applicable Law.

3.6.4.       No claim has ever been made by any Taxing Authority in any jurisdiction where the Corporation does not file Tax Returns that the Corporation is, or may be, subject to taxation by that jurisdiction. The Corporation is not a partner or owner in any entity or arrangement that is or could be classified as a partnership for U.S. federal income Tax purposes.

3.6.5.       There are no Liens on any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any Taxes.

3.6.6.       The Tax Periods of the Corporation for all U.S. federal, foreign, state and local income Taxes end on December 31 of each year.

3.6.7.       The Corporation is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.

3.6.8.       The amount of the Corporation's liability for unpaid Taxes for all periods ending on or before the date of the most recent balance sheet included in the Corporation’s financial statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the most recent balance sheet included in Corporation’s financial statements. The amount of the Corporation's liability for unpaid Taxes for all periods following the date of the most recent balance sheet included in the Corporation’s financial statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Corporation (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

3.6.9.       Each of the Corporation and the Seller is in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of any Taxing Authority and the consummation of this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

3.6.10.     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Corporation. No power of attorney is currently in effect with respect to any Taxes or Tax Returns of the Corporation.

3.6.11.     The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Tax Period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Tax Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

3.6.12.     The Corporation is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(l) of the Code and Treasury Regulations Section 1.601 l-4(b ).

3.6.13.     The Corporation is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. The Corporation has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a jurisdiction other than the jurisdiction in which it is organized.

3.6.14.     The Corporation has not been a “distributing corporation” or a “controlled corporation” in a transaction intending to be governed by Section 355 or Section 361 of the Code.

3.6.15.     The Corporation has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Laws of the United States, any state thereof, or any non-U.S. jurisdiction. The Corporation has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

3.6.16.     The Corporation has validly elected to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available) at all times during its existence and the Corporation will be treated as an S corporation up to and including the Closing Date. The Corporation has no potential liability for any Tax under Section 1374 of the Code. The Corporation has not (i) acquired assets from another corporation in a transaction in which the Corporation's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

3.7.          Employee Benefits.

3.7.1.       Schedule 3.9(a) of the Disclosure Schedules sets forth all benefit or compensation plans, programs, practices (e.g., payroll practices), employment agreements or letters, offer letters and other contracts, policies or arrangements covering any current or former officer, employee, director, or consultant of the Corporation, or any of their beneficiaries, or with respect to which the Corporation has any liability for such individuals, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, deferred compensation, severance, change in control, equity compensation, incentive and bonus plans (each, a “Benefit Plan”). Seller has furnished or made available to Purchaser true and complete copies of the legal governing document and related summary or, if none, a statement that there is no written document and a summary of the terms, and the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan.

3.7.2.       Each Benefit Plan has been operated and maintained in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws and all Tax liabilities and penalties related to each Benefit Plan have been satisfied.

3.7.3.       There has been no amendment to, announcement by the Corporation relating to, or change in employee participation or coverage under, the Benefit Plans which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor by the Corporation for the fiscal year ended December 31, 2024. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, under the terms of the Benefit Plans, (i) entitle any employees of the Corporation to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, the Benefit Plans, (iii) limit or restrict the right of the Corporation or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate the Benefit Plans, or (iv) result in payments under the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

3.7.4.       Each of the full-time, part-time, temporary and leased employees of the Corporation (each, a “Corporation Employee”) is employed by the Corporation, and all Corporation Employees and consultants, representatives, agents or independent contractors who provide material services to the Corporation or its Affiliates, if any (“Other Service Providers”), are listed on Schedule 3.9(d) of the Disclosure Schedules. No individual performs material services for the Corporation other than those listed as a Corporation Employee on Schedule 3.9(d). The Corporation has disclosed to Purchaser, with respect to each Corporation Employee or Other Service Provider (including any Corporation Employee who is on a leave of absence or on layoff status): (i) the name and title of the Corporation Employee or Other Service Provider, (ii) each Corporation Employee's or Other Service Provider's current salary (wage) level, last annual bonus paid, current annual bonus target, and current paid time off accrual rate, if applicable, or a description of other compensation arrangements, (iii) and a brief description of the fringe benefits available to such Corporation Employee or Other Service Provider.

3.7.5.       The Corporation (i) has paid in full to, or accrued on behalf of, all Corporation Employees and officers, directors, consultants, registered representatives, agents or independent contractors who provide services to the Corporation all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which the Corporation was obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters, and no person has made any written claim that the Corporation is liable in any amount for any arrearage in wages or employment Taxes or for any penalties for failure to comply with any of the foregoing.

3.7.6.       All contributions, premiums or payments required to be made pursuant to the terms of each of the Benefit Plans have been timely made. All such contributions were fully deductible and not subject to excise taxes under the Code.

3.7.7.       There are no restrictions on the rights of the Corporation to amend or terminate unilaterally any Benefit Plan without incurring any liability thereunder (other than normal administrative expenses). Termination or liquidation of any Benefit Plan or any of the investments or insurance contracts relating to any Benefit Plan will not result in any material sales charge, surrender fee, interest rate adjustment or similar expense.

3.7.8.       The Corporation does not sponsor or maintain, and is not liable with respect to, any employee benefit plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan as defined in Section 414(t) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) a multiemployer welfare arrangement within the meaning of Section 3(40) of ERISA.

3.7.9.       No fiduciary of any Benefit Plan maintained by the Corporation has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investments of the assets of any such Benefit Plan.

3.7.10.     Each Benefit Plan that is a “group health plan” (as defined in Code § 5000(b )(1) and ERISA § 733(a)) has been administered in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PP ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), ERISA § 601 et. seq. Code § 4980B (“COBRA”) and any analogous state law, and, to Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Corporation or such Benefit Plan to material penalties or excise Taxes under Code §§ 4980B, 4980D, 4980H or 49801, or any other provision of the Healthcare Reform Laws, COBRA or analogous state law.

3.8.          Labor Matters. The Corporation is in compliance in all respects with all applicable Laws relating to employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance. The Corporation is not a party to any collective bargaining agreement or other labor union contract applicable to any employees of the Corporation, and to the Knowledge of Seller there are no activities or proceedings of any labor union to organize any employees of the Corporation. There are no pending or, to the Knowledge of Seller, threatened, claims by or disputes of employees against the Corporation (other than routine benefit claims made in the ordinary course), or by the Corporation against any employee.

3.9.          Insurance. All policies of insurance maintained by the Corporation, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three years, are set forth in Schedule 3 .15 of the Disclosure Schedules. All such policies are in full force and effect and no written notices, or to the Knowledge of Seller oral notices, of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the mortgage banking industry in respect of amounts, types and risks insured, for the business in which the Corporation is engaged, and, except as would cause a Material Adverse Effect on the Corporation, or on the ability of the Corporation to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which the Corporation is a party. The Corporation is not in default with respect to any such policy.

3.10.        Accuracy of Information. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. None of the information supplied by or to be supplied by and relating to the Corporation prior to Closing for inclusion in any documents to be filed prior to Closing with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Any documents which the Corporation files prior to Closing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

3.11.        Derivative Instruments. The Corporation is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative instruments or risk management arrangements, whether entered into for the account of the Corporation or for the account of one or more of its customers.

3.12.        No Illegal or Improper Transactions. To the Knowledge of Seller, since January 1, 2019, neither the Corporation, Seller, nor any officer, director, employee, registered representative, agent or Affiliate of the Corporation on behalf thereof has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Corporation; (b) facilitating the purchase or sale of any product or service; or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or Law. To the Knowledge of Seller, neither Seller nor any officer, director, employee, representative, agent or Affiliate of the Corporation has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation of any applicable law by the Corporation.

3.13.        Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding specifically upon the Corporation or its assets or to which the Corporation is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing the business practices of the Corporation as currently conducted or any acquisition of property by the Corporation that would otherwise be permitted by applicable Law.

3.14.        Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

3.14.1.    Authorization and Validity of Documents. The execution, acknowledgment, sealing, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

4.             Brokerage. The parties hereto each warrant to the other they have not used the services of any business or real estate broker or agent in connection with this transaction, except services provided by Milestone Mergers, LLC, which shall have earned a fee described in a separate Fee agreement with each of the parties. If Closing takes place hereunder such fee is payable by each party as describe in the Fee Agreements with Milestone Mergers, LLC. . Except for any fee earned by Milestone Mergers, LLC, each party agrees to defend, indemnify and hold the other party harmless for any claim for commissions or fees arising by reason of the indemnifying party’s breach of this warranty. The provisions of this Section shall survive Closing.

5.              Indemnification.

5.1.          The Seller shall defend, indemnify and hold harmless the Purchaser, its legal representatives, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

5.1.1.       Any misrepresentation or breach by the Seller of any representation or warranty contained in this Agreement.

5.1.2.       Any non-fulfillment, failure to comply or breach by the Seller of or with any covenant, promise or agreement of the Seller contained in this Agreement.

5.1.3.       An early payment default, early payoff or buyback incurred by the Corporation during the first thirty-six (36) months after Closing with respect to Loans closed by the Corporation prior to Closing.

5.2.          Procedures. Whenever any claim shall arise for indemnification under this Agreement, the party seeking indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the party against whom indemnity is sought (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder or arising out of any action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

5.3.          No Contribution or Similar Rights. If any claim is made against, or any payment becomes due from, Seller under this Agreement, Seller will have no right against the Corporation or any member, director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such claim or payment, and shall not take any action against the Corporation or any such person with respect thereto.

5.4.          Right of Offset. In the event Purchaser (acting in its capacity as an Indemnified Party pursuant to this Agreement) gives notice of a claim for indemnification to Seller pursuant to and subject to the terms, conditions and limitations of this Agreement, Purchaser may withhold from any future Post-Closing Payment to Seller an amount equal to Purchaser's claimed indemnity. In the event Purchaser becomes entitled to payment for a claim for indemnification pursuant to and subject to the terms, conditions and limitations of this Agreement, and provided that such claim has been (i) fully and finally adjudicated by a court of competent jurisdiction or (ii) resolved by written agreement among Purchaser and Seller (including through arbitration), Purchaser may offset the amount of such payment against such Post-Closing Payment and retain any amount withheld pursuant to this Section. In the event that Purchaser is not entitled to payment for such a claim for indemnification as determined by such final adjudication or written agreement, Purchaser shall promptly forward any amount withheld pursuant to this Section to Seller.

5.3.          Indemnification by Purchaser. The Purchaser shall defend, indemnify and hold harmless the Seller and his respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

5.3.1.       Any misrepresentation, omission or breach by the Purchaser of any representation or warranty contained in this Agreement.

5.3.2.       Any non-fulfillment, failure to comply or breach by the Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement.

5.4.          Financial Records. All business/financial records and tax returns of the Corporation for the period of time prior to Closing shall be delivered to Purchaser at or prior to Closing, and shall be retained by Purchaser for a period of time not less than four (4) years from Closing. The Seller shall have the right to review and/or copy any of these records for the purpose of defending any challenge to their prior determination of any liability, including taxes, existing or alleged to be existing, as of Closing.

6.              Seller’s Condition to Close. The Seller’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Seller (but no such waiver of any covenant, promise, agreement, representation or warranty made by the Seller in this Agreement):

6.1.          All representations and warranties of the Purchaser in this Agreement shall be true, correct and complete at and as of the Closing on the Closing Date.

6.2.          All covenants, promises and agreements made by the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser.

7.              Purchaser’s Condition to Close. The Purchaser’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any covenant, promise, agreement, representation or warranty made by the Seller in this Agreement):

7.1.          All representations and warranties made by the Seller in this Agreement shall be true, correct and complete at and as of the Closing on the Closing Date.

7.2.          All covenants, promises and agreements made by the Seller in this Agreement and all other actions required to be performed or complied with by the Seller under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Seller.

7.3.          To the extent applicable, each landlord under the Leases, and each contracting party under Contracts shall have consented to the transactions contemplated by this Agreement.

7.4.          Seller shall have executed an Employment Agreement at Closing in the form of the Employment Agreement attached hereto and incorporated herein by reference as Exhibit 8.

7.5.          In the event Purchaser is required to obtain any regulatory approval for this contemplated purchase of Seller’s Shares then the obligation of the Purchaser to finalize Closing hereunder shall be conditioned upon obtaining any such regulatory approval. If any regulatory approval that is required is not obtained by the Closing Date, then Purchaser shall have the right to terminate this Agreement with no further obligation, after providing written notice to the Seller.

8.              Covenants

8.1.          Conduct of the Corporation

(a)           From the date of this Agreement until the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Purchaser in its sole discretion, the Corporation shall, and Seller shall cause the Corporation to, conduct its business only in the ordinary course of business consistent with past practices, and to use all commercially reasonable efforts to:

(i) preserve intact the Corporation's assets and current relationships and goodwill with employees, registered representatives, investment adviser representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, as applicable;

(ii) make all filings, pay all fees and take all other actions necessary to operate the Business of the Corporation as currently operated;

(iii) maintain in full force and effect until the Closing substantially the same levels of coverage of errors and omissions and other insurance with respect to the Corporation's assets, operations and activities as are in effect as of the date of this Agreement;

(iv) comply in all respects with all Laws applicable to the Corporation, and maintain and comply with all Permits and licenses of the Corporation;

(v) maintain the Corporation's books and records in accordance with past practice and in a manner that fairly presents the Corporation's financial condition and results of operations; and

(vi) upon the reasonable request of Purchaser, report periodically to Purchaser concerning the status of the Business, operations, finances and prospects of the Corporation.

(b)           From the date of this Agreement until the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Purchaser, the Corporation shall not, and Seller shall cause the Corporation to not:

(i) amend or modify the Corporation's Organizational Documents;

(ii) issue or otherwise encumber any equity interests of the Corporation, declare or pay any dividends or distributions on any of Seller’s Shares, or purchase, redeem or otherwise acquire or dispose of any other equity interests of the Corporation;

(iii) incur any indebtedness, make any investment in, or make any loan (other than in the ordinary course of business), advance or capital contribution to, any Person, or make any capital expenditure; sell, lease or otherwise dispose of, or extend or exercise any option to sell, lease or otherwise dispose of, any material assets, or mortgage or pledge any assets of the Corporation or create any Lien thereupon;

(v) engage in any material transaction not in the ordinary course of business consistent with past practice;

(vi) enter into any new line of business, or change its lending, investment, asset/liability management, risk management, or other material operating policies and procedures in any material manner;

(vii) make any capital expenditures individually in excess of $10,000;

(viii) take a deed or title to any commercial real estate or residential real estate;

(ix) make any change in any method of accounting, pension or accounting practice, policy, principle or procedure, except as required by any changes in applicable Law;

(x) cancel, amend or waive any claims or rights of substantial value;

(xi) commence, compromise or settle any legal proceeding of any type;

(xii) grant, pay, or provide to any director, officer, registered representative, agent, independent contractor or employee of the Corporation any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, or other compensation or benefits;

(xiii) make any loan, or otherwise extend credit to, any employee of the Corporation;

(xiv) amend any Benefit Plan except as required to comply with applicable Law or establish or enter into any new compensation or benefit plan or arrangement.

(xv) knowingly take any action which would: (i) adversely affect the parties' ability to obtain any necessary approvals of governmental authorities or third parties required for the transactions contemplated hereby; or (ii) adversely affect the parties' ability to perform the covenants and agreements under the Agreement;

(xvi) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Corporation, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Corporation, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(xvii) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

8.2.          Filings; Other Actions. The Purchaser and Seller shall, and Seller shall cause the Corporation to, cooperate with each other and use all commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents and Permits necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

8.3.         Access and Information. Subject to applicable Laws relating to the exchange of information, prior to the Closing, the Corporation shall, and Seller shall cause the Corporation to, (i) provide to Purchaser a copy of each report, schedule and other document filed or received by it during such period with or from any federal, state or local governmental or regulatory agency or department promptly following the filing or receipt thereof, (ii) provide to Purchaser and its representatives after the date of this Agreement any information and documents reasonably requested by Purchaser primarily relating to the Corporation and its businesses, operations, affairs, properties, books and records, and (iii) provide Purchaser and its representatives with reasonable access to personnel from Homes, Lowry, Hom & Johnson, Ltd. directly involved in the preparation of the Corporation’s financial statements.

8.4.          No Solicitation; Acquisition Proposals. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to the terms hereof), Seller shall not, and shall cause his Affiliates (including the Corporation), employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant) to not, directly or indirectly initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Seller shall promptly notify Purchaser after receipt by him or the Corporation of any Acquisition Proposal, or any request for information relating to the Corporation by any Person who has informed such recipient that such Person is considering making, or has made, an Acquisition Proposal, and of the terms, status and other pertinent details of any such Acquisition Proposal or request.

8.5.          Publicity; Confidentiality. Purchaser and Seller shall consult with each other prior to Purchaser, Seller or the Corporation issuing any press release regarding the transactions contemplated by this Agreement, or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law. Except as disclosed in accordance herewith, this Agreement and the terms hereof is confidential and the parties shall remain subject to the mutual non-disclosure agreement entered into among Purchaser and the Corporation on August 26, 2024, which continues in full force and effect.

8.6.          Monthly Financial Information. Between the period commencing on the date of this Agreement and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Seller shall cause the Corporation to make available to Purchaser as soon as practical monthly financial statements with respect to the Corporation and its financial condition and results of operations, prepared on a basis consistent with the Corporation's past practices.

8.7.          Employees of the Corporation; Benefits.

(a)           Subject to the terms of this Agreement and the Employment Agreement to be entered into pursuant this Agreement, immediately following the Closing the Purchaser, the Corporation and Seller will work together in good faith to align the Corporation's employee workforce based upon qualifications and performance with the goal of maximizing the efficiencies and benefits of the acquisition of the Seller’s Shares by the Purchaser. The parties intend to (but are not required to) retain substantially all of the Corporation's current employees in their current roles at compensation levels and opportunities substantially similar to the compensation levels and opportunities for such employees prior to the Closing. During such period, the Corporation and Seller will consult with the Purchaser prior to and with respect to any changes in the terms or any termination of the employment of any employee of the Corporation and the hiring and terms of employment of any new employee of the Corporation, provided, however, nothing herein shall be construed as (i) limiting Purchaser's right to direct the termination of any employee at any time, (ii) conferring any legal rights upon any such employee for continuation of employment by the Corporation or affecting any employee's “at will” employment status with the Corporation, (iii) requiring the Corporation or Purchaser to implement, or limiting their rights to amend or discontinue, any employee benefit plan, (iv) requiring the Corporation or Purchaser to maintain any particular level of compensation or benefits for any employee, (v) conferring upon any employee any rights or remedies under this Agreement, or (vi) restricting the ability of the Corporation and Purchaser to manage their respective workforces as is reasonably necessary in response to economic conditions.

(b)           The employees of the Corporation shall continue to participate in all of the Corporation's benefit plans following closing and shall not participate in similar employee benefit plans, programs or agreements of Purchaser. At such time, if ever, as Purchaser determines to terminate any of the Corporation's benefit plans (other than the non-qualified deferred compensation plan), employees of the Corporation will be eligible to participate in any similar or corresponding employee benefit plan, program or agreement offered by Purchaser to similarly situated employees of Purchaser on similar terms as such similarly situated employees, subject to eligibility requirements and conditions set forth in such plans, programs or agreements. Purchaser shall, to the extent commercially practicable and permitted by applicable law and the terms of Purchaser's employee benefit plans, programs or agreements, give each current employee of the Corporation full credit (for purposes of eligibility to participate, vesting, vacation and sick leave entitlement and severance entitlement, if applicable, but not for purposes of benefit accruals or for purposes of any equity or equity-based awards) for all service with the Corporation and such service shall be treated as service with Purchaser; provided, however, that in no event shall this provision be interpreted to require the provision of any duplicate benefits.

9.              Tax Matters.

(a)           The Corporation and Seller have timely filed and remitted Taxes due, under all federal, state, local, and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes (the “Tax Returns”) required to be filed by Law by the Corporation as of the date hereof. All such Tax Returns are true, correct, and complete, and the Corporation or Seller have timely paid all Taxes attributable to the Corporation that were due and payable by it as shown on such Tax Returns, except with respect to matters contested in good faith. All Taxes due and owing prior to Closing, shall be paid in full as of the Closing.

(b)           As of the date of this Agreement, there is no written claim or assessment pending or, to the Knowledge of Seller, threatened against the Corporation for any alleged deficiency in Taxes of the Corporation, and there is no audit or investigation with respect to any liability of the Seller or the Corporation for Taxes. The Corporation has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)           There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Corporation.

(d)           Seller nor Corporation (i) have been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law and (ii) have no liability for Taxes of any Person other than Seller under Treas. Reg. § 1.1502–6 (or any similar provision of state, local, or foreign Law), as a transferee or successor by contract or otherwise.

(e)           The Corporation has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local, and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f)            Seller represents and warrants that the Corporation and the Seller will comply with and will continue to comply with all statutory requirements necessary to make a valid election under Section 338(h)(10) of the Internal Revenue Code, provided Purchaser wishes to do so, and Seller will provide all necessary documentation and information required by the IRS. Seller will fully cooperate with Purchaser in the preparation and filing of all necessary Tax Returns, including any required statements and attachments, with respect to the Section 338(h)(10) election and to promptly provide Purchaser with any information, records or documents requested for such purposes.

10.           Termination

(a)           This Agreement may be terminated at any time prior to the Closing as follows:

(i) by the mutual written consent of Purchaser and Seller;

(ii) by either Purchaser or Seller, if the Closing has not occurred by the Closing Date, unless: (i) the failure of the Closing to occur by the Closing Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or (ii) the Closing Date has been extended in a writing signed by Purchaser and Seller;

(iii) by either Purchaser or Seller, if there is (1) any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, (2) if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction over the parties, or (3) if any governmental or regulatory approval required for consummation of the transactions contemplated hereby shall have been denied by a Governmental Authority having competent jurisdiction over the parties, and such denial is nonappealable; or

(iv) by either Purchaser or Seller, (A) if there has been a material misrepresentation, breach of warranty or breach of covenant or other obligation under this Agreement on the part of Seller or the Corporation (in the case of a termination by Purchaser) or on the part of Purchaser (in the case of a termination by Seller); or (B) if any condition to the obligations of the terminating party to consummate the Closing under this Agreement becomes incapable of fulfillment through no fault of the terminating party.

(b)           The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other parties of written notice of such termination.

(c)           In the event of termination of this Agreement as provided in this Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser (or its officers or directors) or Seller, except that: (i) the provisions of this Agreement, the provision regarding the continuance in effect of the nondisclosure agreement, and the provisions of Section 10.1 shall survive any such termination and abandonment; and (ii) a termination pursuant to this Agreement shall not relieve a breaching party from liability or action being taken in law or in equity by the non-breaching party for any fraud, for any willful misconduct or willful breach of a material provision of this Agreement giving rise to such termination.

(d)           The parties acknowledge that the Business and assets of the Corporation, and the transactions contemplated by this Agreement, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. Purchaser and the Corporation shall each be entitled, in addition to its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

11.            Miscellaneous.

11.1.        Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring those costs or expenses.

11.2.        Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement for a period of three (3) years after Closing.

11.3.        Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (such notices shall be collectively hereinafter referred to as the “Notices”) shall be in writing and shall be given either (I) by personal delivery against a receipted copy, or (ii) by certified or registered U.S. mail, return receipt requested, postage prepaid, to the following addresses:

(ii)           If to the Seller:

Eric Tan

2673 Salt Lake Drive

Jacksonville, Florida 32211

eric@vasholesmtg.com

with a copy to:

___________________________

___________________________

(ii)           If to the Purchaser:

Bank of Glen Burnie

101 Crain Highway S.E.

Glen Burnie, Maryland 21061

Attn: Mark Hanna, President

mchanna@bogb.net

with a copy to:

Alan J. Hyatt, Esquire

Hyatt & Weber, P.A.

200 Westgate Circle, Suite 500

Annapolis, Maryland 21401

ahyatt@hwlaw.com

or to such other address of which written notice in accordance with this Section 8.2. shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 8.2. and shall be deemed received when given in such manner.

11.4.        Set Off Rights. Purchaser shall have the right (which survives Closing) to set off against payments due or forgiveness under the Note to be given to Seller and described herein, or any other financial obligations payable to Seller by the Purchaser owing to the Seller from Purchaser.

11.5.        Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

11.6.        Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may, without the prior written consent of any other party, assign its interest in this Agreement to a corporation or a limited liability Corporation to be formed, if such corporation undertakes to perform the Purchaser’s obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Purchaser shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

11.7.        Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

11.8.        Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11.9.        Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

11.10.      Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.11.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The facsimile signature of any party hereto shall be deemed to be an original for all purposes.

11.12.      Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the Commonwealth of Virginia.

11.13.      Remedies. The Seller agrees that, in the event of its breach of this Agreement, any claim for monetary damages hereunder being an inadequate remedy, the Purchaser may apply for the specific performance of the provisions hereof in addition to any other legal or equitable remedy. In the event of the Purchaser’s breach of this Agreement, the Seller shall be entitled to retain the deposit, and pursue all legal and equitable remedies, including an action for specific performance. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

11.14.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.15.      Further Assurances. The Seller agrees to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

11.16.      Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

12.           Definitions. For the purposes of this Agreement the following terms have the respective meanings set forth below:

"Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person relating to (i) a merger, joint venture, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Corporation, or (ii) any acquisition by any Person resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, shares of Corporation, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person.

“Disclosure Schedules” means the disclosure schedules delivered to Purchaser prior to the execution of this Agreement (as it may be supplemented by mutual written agreement prior to the Closing) that sets forth specific exclusions to the representations, warranties and covenants of Seller in the Agreement and certain other information required by this Agreement.

“Environmental Law” means all federal, state and local laws, rules, regulations, common law, ordinances, decrees, orders, contracts and other binding obligations relating to pollution (including the treatment, storage and disposal of wastes and the cleanup of releases and threatened releases of materials), the preservation of the environment or the exposure to materials in the environment or workplace.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Governmental Authority” means any nation or government, any state, territory or other political subdivision, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any state or territory of the United States or any political subdivision thereof, and any court, tribunal or arbitrator of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the Federal Deposit Insurance Corporation, FINRA, the State Corporation Commission of the Commonwealth of Virginia, and the Department of Labor, Licensing & Regulation of the State of Maryland).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to Seller, the actual knowledge of Seller after due inquiry of the executive officers of the Corporation, and (ii) with respect to Purchaser, the actual knowledge of any of the executive officers of Purchaser after due inquiry.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

“Law” means a domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than a result of U.S. federal securities laws.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Corporation other than any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (i) general business, capital markets or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in U.S. generally accepted accounting principles announced or initially proposed after the date hereof, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity announced or initially proposed after the date hereof, or (vi) the taking of any action expressly required by this Agreement or any agreement contemplated by this Agreement; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (vi) has a disproportionate effect on the Corporation relative to other participants in the industry in which the Corporation operates, the disproportionate impact thereof may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Tax” or “Taxes” means (a) all foreign, U.S. federal, state or local taxes, fees or other similar assessments, levies or other charges including, without limitation, all gross income, net income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers' compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Authority responsible for the imposition or administration of any Tax (foreign or domestic) (a “Taxing Authority”); and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.

“Tax Return” means all returns, claims for refund, information returns, estimates, declarations, statements, certifications, forms, reports or other information filed or required to be filed with any Taxing Authority (including all schedules and other information attached thereto, and including any amendment thereof).

“Treasury Regulations” means the regulations promulgated under the Code.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

WITNESS/ATTEST:	SELLER:

/s/	/s/
Eric Tan

WITNESS/ATTEST:	PURCHASER:
Bank of Glen Burnie

/s/	By:	/s/
Mark Hanna, President

VA Wholesale Mortgage Incorporated joins in to be bound to the terms of this Agreement.

Attest:	VA Wholesale Mortgage Incorporated

/s/	By:	/s/
Eric Tan, President

Shulman Rogers joins herein to be bound to the terms and obligations pertaining to disbursement of funds.

Shulman Rogers

By:
Name:
Title:

LIST OF EXHIBITS

Exhibit 1	Note

Exhibit 2	Articles of Incorporation

Exhibit 3	By-Laws

Exhibit 4	Permits

Exhibit 5	Liabilities

Exhibit 6	Personal Property

Exhibit 7	Contracts/Leases

Exhibit 8	Employment Agreement